Exhibit 21.01

SUBSIDIARIES OF THE COMPANY

Monro Service Corporation	Delaware

Car-X, LLC	Delaware

MNRO Holdings, LLC	Delaware

MNRO Service Holdings, LLC	Delaware*

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*MNRO Service Holdings is a subsidiary of Monro Service Corporation